Exhibit 99.1

WorldGate Releases Fourth Quarter 2003 Results

Trevose, Pa., March 11, 2004 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the fourth quarter ended December 31, 2003.

Key recent operating highlights include:

•                  Raised a total of $4.0 million to support development of our Ojo video phone through the private placement of the Company’s common stock and warrants to certain institutional investors and Mototech Inc., including $2.1 million in December 2003 and an additional $1.9 million in January 2004. Three of the same institutional investors that participated in the December 2003 funding also participated in the January 2004 funding.

•                  Entered into an agreement with Mototech Inc., an affiliate of Accton Technology Group, for the design and volume manufacture of WorldGate’s Ojo personal video phone.

•                  Developed the capability of delivering high quality video telephony over the Internet using our proprietary H.264 based signal processing technology, and successfully demonstrated our technology to several broadband operators and retailers.  Quality calls were made over the public Internet both domestically and internationally with the Company’s Ojo video phone.

•                  Completed the Company’s previously announced strategic and operational refocus from interactive television, or ITV, to its Ojo video phone product by exiting from the ITV business in the first quarter 2004, including termination of existing ITV cable operator contracts and the sale or write down of related ITV inventory.

Financial Summary:

Revenues for the three months ended December 31, 2003 were $389,000 including $318,000 from the sale of obsolete ITV related inventory.  Revenues for the quarter represented a decline of $0.6 million, or 59% versus the third quarter of 2003.  The decline is consistent with expectations stemming from the Company’s refocus away from its ITV business and with its expectation that no revenues from video phones would be realized until, at the earliest, the third quarter of 2004.

For the full year 2003, revenues were $3.9 million, a decline of $10.0 million or 72% versus the full year 2002, primarily reflecting a $9.8 million reduction in the revenue received from TVGateway as a result of the completion of the previously announced agreement with TVGateway, LLC to transfer to TVGateway in early 2003 certain WorldGate employees and functions that WorldGate was providing for TVGateway as well as a reduction of $0.2 million in ITV revenues stemming from the de-emphasis of its ITV business.

For the fourth quarter of 2003, WorldGate reported a net loss of $4.6 million, or $.19 per share, compared to a profit of $103,000 or $0.00 per share for the third quarter, 2003.  Fourth quarter 2003 results include several one time charges including (1) establishment of an inventory reserve of $1.3 million associated with ITV related inventory obsolescence as a result of the Company eliminating substantially all of its remaining inventory for ITV,  (2) a write off of $357,000 on the sale of property, plant and equipment, and (3) a non cash charge of  $734,000 reflecting a Black Scholes estimate of the value of the warrants issued as part of

the private placement of the Company’s stock to certain institutional investors in  December 2003.   The third quarter 2003 results several one time entries including (1) $3.0 million of profit related to the sale of our ITV assets to TVGateway, (2) a reserve of $700,000 for inventory obsolescence, and  (3) $294,000 of additional bad debt reserve. With the write down of inventory and virtually all accounts receivables in the fourth quarter of 2003 the Company has a relatively unencumbered balance sheet going forward with the Ojo business as well as approximately $180 million of net operating loss carryforwards to utilize against potential future profits.

Cash, cash equivalents, and short-term investments amounted to $3.4 million as of December 31, 2003, compared to $0.9 million at the end of the third quarter of 2003.  The year-end 2003 cash does not reflect the gross proceeds from additional private placements of $1.9 million in January 2004 described above.  The Company believes it will need additional cash prior to commercially launching its Ojo video phone and continues to explore potential funding opportunities with this in mind.  If we do not obtain additional capital, we believe our current cash will remain sufficient to fund continued operations into mid summer of 2004.

Management Comments:

“I am extremely excited and pleased about the reception that Ojo has received from the broadband operators and retailers who have seen the Ojo demonstration” said Hal Krisbergh, chairman and CEO of WorldGate Communications Inc.  “The video phone call quality resulting from our  breakthrough proprietary H.264 based signal processing technology, coupled with our unique form factor which redefines the video phone concept, as well as our ease of use factor, has definitely created an exciting buzz throughout the video telephony space” continued Mr. Krisbergh. “We continue to meet our internal milestones and believe WorldGate will assume a leadership position within a new industry that has explosive opportunities.”

Financial Tables:

WorldGate Communications - Statement of Operations

(in thousands, except per share and share data)

	Three Months Ended December, 31
	2002	2003
Total Revenues	$2,489	$389
Cost of Revenues	2,348	1,632
Gross Margin	141	(1,243)
Gross Margin Percentage	6%	(320)%

Engineering and Operations	994	1,125
Sales and Marketing	515	125
General and Administrative	1,030	1,632
Depreciation and Amortization	205	151
Total Operating Expenses	2,744	3,033

Loss from Operations before goodwill impairment	(2,603)	(4,276)

Other Income (Expense)	190	(349)

Net Loss	$(2,413)	$(4,625)
Net Loss per Common Share – Basic and Diluted	$(0.10)	$(0.19)
Weighted Average Common Shares - Basic and Diluted	23,577,963	23,793,517

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

	Twelve Months Ended December, 31
	2002	2003

Total Revenues	$13,878	$3,886
Cost of Revenues	15,821	5,849
Gross Margin	(1,943)	(1,963)
Gross Margin Percentage	(14)%	(51)%

Engineering and Operations	7,705	3,792
Sales and Marketing	2,585	871
General and Administrative	3,069	4,589
Depreciation and Amortization	1,158	742
Total Operating Expenses	14,517	9,994

Loss from Operations before goodwill impairment	(16,460)	(11,957)

Goodwill impairment recorded under SFAS 142	3,006	—

Loss from Operations	(19,466)	(11,957)

Other Income (Expense)	256	(448)
Gain on the sale of investment in TV Gateway LLC	—	600
Gain on the sale of intellectual property	—	2,400
Loss from unconsolidated entity	—	—
Net Loss	$(19,210)	$(9,405)

Net Loss Per Common Share – Basic and Diluted before goodwill impairment	$(0.69)	$(0.40)
Net Loss Per Common Share - Basic and Diluted	$(0.81)	$(0.40)
Weighted Average Common Shares - Basic and Diluted	23,573,935	23,259,611

WorldGate Communications – Consolidated Balance Sheet Data

(in thousands)

	December 31, 2002	December 31, 2003
Cash, Cash Equivalents, and Investments	$3,807	$3,365
Accounts Receivable	2,593	146
Inventory	3,962	0
Total Assets	14,019	5,117
Total Stockholders’ Equity	7,295	3,680

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression. Ojo video phones are designed to operate on the high speed data infrastructures provided by cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Vice President

Chief Financial Officer

215-354-5312